Exhibit 10.49

MACHINES OPERATION AND PARTICIPATION AGREEMENT

This AGREEMENT is entered into on            December   2008 and executed by and between:

ELIXIR GAMING TECHNOLOGIES (HONG KONG) LIMITED, a company incorporated in Hong Kong, with correspondence address at Units 2B & 3A, 29/F., The Centrium, 60 Wyndham Street, Central, Hong Kong (“ELIXIR”);

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ELIXIR GAMING TECHNOLOGIES, INC., a company incorporated in Nevada, with registered office at 6650 Via Austi Parkway, Suite 170, Las Vegas, Nevada, 89119, United States of America (the “Guarantor”);

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NAGAWORLD LIMITED, a company incorporated in Hong Kong, with correspondence address at Nagaworld, Hun Sen garden, Phnom Penh Cambodia (the “VENUE OWNER”).

W I T N E S S E T H

WHEREAS :

(A)      ELIXIR is a provider of gaming technology, products and related services;

(B)       the VENUE OWNER is the holder of the valid gaming license granted by the applicable governmental authorities for operating gaming business at NagaWorld in Cambodia, a hotel casino complex owned by the VENUE OWNER (“NagaWorld”); and

(C)       ELIXIR is desirous of operating and management of the Machines (as defined below) within the Prescribed Gaming Hall (as defined below) and the VENUE OWNER agrees to grant the permission to ELIXIR to operate and manage the Machines within the Prescribed Gaming Hall upon the terms and conditions as set forth in this Agreement below.

(D)      The Guarantor is the holding company of ELIXIR and whose shares are listed and traded on the American Stock Exchange. In consideration of the VENUE OWNER agreeing to enter into this Agreement, the Guarantor agrees to guarantee to the VENUE OWNER the performance by ELIXIR of its obligations under this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.             AGREEMENT AND UNDERTAKINGS

1.1           The VENUE OWNER hereby agrees to grant the permission to ELIXIR and ELIXIR agrees to accept such permission to manage and operate certain electronic gaming machines ( the initial number of such machines to be rolled out and the machines-mix thereof shall be determined by the Machines Operation Committee (as defined in Clause 1.8 below)) (collectively the “Machines”) to be provided by ELIXIR hereunder at a prescribed gaming hall within NagaWorld, the location and identification of such prescribed gaming hall is set out in Schedule A (the “Prescribed Gaming Hall”).  For the avoidance of doubt, the permission to manage and operate the Machines shall be restricted to the Prescribed Gaming Hall only and ELIXIR shall have no right to manage and/or operate any Machines or any other machines or gaming devices in other part of NagaWorld and/or any other premises owned by the VENUE OWNER.

1.2           Subject to the terms hereof (and in particular Clauses 2 and 3 below), it is ELIXIR’s obligations under the Agreement, at its costs (unless otherwise specified in this Agreement) to:

a.        provide the Machines and the related equipment and systems for use of the Machines, including (i) bill validators; (ii) slot management system (whether as a stand alone unit or centrally located); (iii) slot machine bases; (iv) chairs and (v) such other tools, equipment, spare parts or such other device or parts as may be reasonably required for the operation of the Machines to the VENUE OWNER and install the same (subject to the simultaneous performance of the obligations by the VENUE OWNER under Clause 1.3(a) below) at the Prescribed Gaming Hall as soon as reasonably practicable after the date of this Agreement but in any case shall not be later than 30 days after the date of determination by the Machines Operation Committee on the initial roll-out number of the Machines and the machines-mix. Notwithstanding the foregoing, the parties agree to use their best endeavour to procure the Prescribed Gaming Hall to be opened for operation on or before 30 January 2009;

b.        provide all necessary technical personnel of ELIXIR to handle all technical and maintenance issues that arise in connection with the Machines and the related systems and equipment supplied by ELIXIR at the Prescribed Gaming Hall;

c.        operate the Machines in the Prescribed Gaming Hall in accordance with the terms of this Agreement;

d.        comply with all applicable laws that related to its business operation and the operation of the Machines at the Prescribed Gaming Hall; and

e.        perform and comply with such other obligations/ undertakings on the part of ELIXIR as expressly set out in this Agreement.

1.3           Subject to the terms hereof, it is the VENUE OWNER’s obligations under this Agreement, at its own costs (unless otherwise specified in this Agreement) to:

a.     provide (i) UPS; (ii) Genset; and (iii) CCTV surveillance systems and all necessary electrical, cabling and other connections, fittings and facilities which are reasonably required for the proper installation and operation of the Machines and the related equipment and systems supplied by ELIXIR at the Prescribed Gaming Hall;

b.     without prejudice to the generality of foregoing provision, provide the reasonably necessary facilities for the proper installation and operation of the Machines and the related equipment and systems supplied or to be supplied by ELIXIR including but not limited to air-conditioning and stable power supply voltage;

c.     carry out the gaming and wagering business and activities, (including the Machines in the Prescribed Gaming Hall)  in NagaWorld in accordance with agreements already signed with the relevant government authorities and the terms of this Agreement;

d.     comply with all applicable laws that related to its business operation and the operation of the gaming business at NagaWorld and the operation of the Machines at the Prescribed Gaming Hall; and

e.     perform and comply with such other obligations/ undertakings on the part of the VENUE OWNER as expressly set out in this Agreement.

1.4       Upon request by the Floor Staffs (as defined in Clause 1.6 below) of managerial grade:

(a)   the VENUE OWNER shall provide, within the Prescribed Gaming Hall, food and beverage to the players and patrons of the Machines at the rate to be charged by Nagaworld according to Schedule B to this Agreement or such other rate as may be determined by the Machines Operation Committee;

(b)   the VENUE OWNER shall provide, within NagaWorld, food and beverage, night club facilities services, karaoke, spa, hotel room, transportation and other hotel facilities services to the high roller or VIP players and patrons of the Machines at the rate to be charged by Nagaworld according to Schedule B to this Agreement or such other rate as may be determined by the Machines Operation Committee, provided that the cost payable to the VENUE OWNER (at the relevant rate set out in Schedule B or, as the case may be, in accordance with the determination by the Machines Operation Committee) for provision of the aforesaid items or services shall be reimbursed from the Marketing Fund (as defined in Clause 1.5 below).

1.5           ELIXIR and the VENUE OWNER shall set up a fund designated as budgeted marketing expenditure (“Marketing Fund”). Any contribution by ELIXIR and the VENUE OWNER to the Marketing Fund shall be in the proportion of 25% by ELIXIR and 75% by the VENUE OWNER. The annual budget for the Marketing Fund for the first 12 months from the Commercial Commencement Date (as defined in Clause 14 below), the annual budget for the Marketing Fund for the remaining term of this Agreement and the amount and the timing of the contributions to be made to the Marketing Fund by the parties thereto shall be determined by the Machines Operation Committee (as defined in Clause 1.8 below) from time to time. In connection with the Marketing Fund, it is agreed that :

(a)       ELIXIR hereby irrevocably authorizes the VENUE OWNER to have control over the keeping of the Marketing Fund provided that (i) the Marketing Fund shall only be applied and used in accordance with such Marketing Plan (as defined in sub-clause (b) below) as approved by the Machines Operation Committee (as defined in Clause 1.8 below) and/or for the purpose of funding the costs of providing the food and beverages and other amenities to the players or patrons of the Machines at the Prescribed Gaming Hall in accordance with Clauses 1.4(a) and (b) above;  (ii) the VENUE OWNER shall keep proper books and records concerning the accumulation and any usage of the Marketing Fund; and (iii) ELIXIR shall have full audit rights (at that its sole costs) regarding the Marketing Fund and the VENUE OWNER shall provide all necessary information that relates to application of the Marketing Fund upon reasonable request by ELIXIR;

(b)       at such time as ELIXIR and VENUE OWNER deem appropriate, either the parties together or ELIXIR alone shall formulate such marketing and promotion plan and the related budget for the Machines at the Prescribed Gaming Hall (“Marketing Plan”) and put forward the same to the Machines Operation Committee for its approval;

(c)       subject to the approval by the Machines Operation Committee, the VENUE OWNER and ELIXIR shall implement the Marketing Plan in accordance with the approved budget within a reasonable timeframe;

(d)       nothing contained in this Clause 1.5 shall preclude either (i) the VENUE OWNER (at its sole discretion and which is not obliged to) to carry out, at its own costs, any additional marketing and promotion plans for NagaWorld or any part thereof (regardless of whether or not such additional marketing and promotion events will also benefit or cover the Prescribed Gaming Hall) or (ii) ELIXIR (at its sole discretion and which is not obliged to) to carry out, at its costs, any additional marketing and promotion plans for the Prescribed Gaming Hall provided that such additional marketing and promotion plans or events formulated or carried out by ELIXIR shall be subject to the prior written approval of the VENUE OWNER (such approval not to be unreasonably withheld or delayed). The parties agree that all these additional marketing and promotion events initiated by the respective parties shall not be funded by the Marketing Fund and shall not be subject to approval by the Machines Operation Committee; and

(e)       all records, papers, documents, materials or works (and all the Intellectual Property Rights embedded therein) made or prepared by the respective parties in relation to :

(i)    the marketing efforts as set out in Clause 1.5(d) above shall belong to and remain the exclusive property of the relevant making or preparing party; and

(ii)   the Marketing Plan (as defined in Clause 1.5(b) above) shall belong to the VENUE OWNER and ELIXIR jointly provided that nothing contained herein shall prevent either party at any time from using for any purpose it thinks fit any know-how or experience gained or arising from the preparation or implementation of such Marketing Plan, subject always to complying with the obligations in Clause 20 in respect of the Confidential Information.

For the purpose of this Agreement, “Intellectual Property Rights” means patents, trade marks, service marks, design rights (whether registrable or otherwise), applications for any of the foregoing, copyright, know-how, trade or business names and other similar rights or obligations whether registrable or not in any part of the world.

1.6     In addition to the respective obligations of the parties set out above and in the best interest of the operation of the Machines in the Prescribed Gaming Hall, it is agreed that the business in the Prescribed Gaming Hall may require such number of staff as may be approved by the Machines Operation Committee from time to time to provide the relevant services to the players and customers of the Machines at the Prescribed Gaming Hall (collectively “Floor Staffs”) provided that :

(a)   ELIXIR shall either by itself or procure its affiliated company, namely Elixir Gaming Technologies (Cambodia) Limited, to be responsible for employing the Floor Staffs. All the salaries, wages and related expenses (the amount of which shall be subject to the approval of the Machines Operation Committee) of the Floor Staffs shall be paid by ELIXIR and shall subsequently be shared by ELIXIR and the VENUE OWNER in the proportion of 25% by ELIXIR and 75% by the VENUE OWNER;

(b)   all the costs for preparing uniforms for the Floor Staffs (the amount of which shall be subject to the approval of the Machines Operation

Committee) shall be paid by ELIXIR and shall subsequently be borne as to 25% by ELIXIR and 75% by the VENUE OWNER;

(c)   the VENUE OWNER shall provide daily meals to the Floor Staffs at the staff canteen located within NagaWorld.  All reasonable expenses for providing such meals to the Floor Staffs (“Meal Expenses”) during the term of this Agreement shall be shared by the parties in the proportion of 25% by ELIXIR and 75% by the VENUE OWNER;

(d)   the parties agree that (i) the VENUE OWNER shall inform ELIXIR in writing of the amount its share of the Meal Expenses for the immediate previous month on monthly basis. ELIXIR shall then separately bill the VENUE OWNER for its portion of the salaries and wages as set out in Clause 1.6(a) above together with other related expenses incurred in respect of the Floor Staffs as set out in Clause 1.6(b) above LESS ELIXIR’s portion of the Meal Expenses (“Net Floor Staffs Costs”) monthly in each calendar month and the VENUE OWNER shall pay its portion of the Net Floor Staffs Costs on or before the fifteenth (15th) day of the following calendar month. Any overdue payment shall bear interest at the rate set out in Clause 3.4 below; and

(e)   ELIXIR shall reserve rights to lay-off any particular Floor Staff and to recruit any replacement thereof provided that the total number of Floor Staffs employed at any given time during the term of this Agreement shall not be materially lower than the number as determined by the Machines Operation Committee from time to time.

1.7           During the term of this Agreement, the VENUE OWNER agrees and undertakes that it will always maintain the floor area of the Prescribed Gaming Hall with the Machines pursuant to the terms hereof on an exclusive basis provided that the Machines supplied must be approved by the Machines Operation Committee. For the avoidance of doubt, nothing in this Clause 1.7 shall preclude or prohibit the VENUE OWNER from, at its own costs, leasing, purchasing or acquiring any electronic gaming machine from any third party for operations at any other areas of NagaWorld save and except for the Prescribed Gaming Hall. In the event that the VENUE OWNER has breached this provision, ELIXIR may issue a written notice demanding the VENUE OWNER to rectify the breach by removing all gaming machines not provided by ELIXIR from the Prescribed Gaming Hall in accordance with Clause 9.1(a) below.

1.8           During the term of this Agreement, each of the VENUE OWNER and ELIXIR shall appoint two of its senior personnel as representatives to form a machine operation committee for the purpose of operating and management of the Machines at the Prescribed Gaming Hall and those related matters to be managed by this committee as set out in this Agreement (“Machines Operation Committee”) and unless agreed in writing by the VENUE OWNER and ELIXIR, the Machine Operation Committee shall always comprise four members. The members of the Machines Operation Committee shall meet (whether by physical meeting or telephone conference) on at least a monthly basis (with the first meeting to be held within one month from the date of this Agreement at which certain matters relating to the Machines and the carrying on the electronic gaming machine business at the Prescribed Gaming Hall, including, inter alia, the initial number of the Machines to be rolled out and the machines-mix thereof as set out in Clause 1.1 above shall be determined) during the term of this Agreement to jointly approve and monitor the Marketing Fund and to review performance results of the Machines and if necessary, to consider the necessary improvement measures. The quorum for all meetings of the Machines Operation Committee shall be at least two, one representative from the VENUE OWNER and one representative from ELIXIR. All decisions of the Machines Operation Committee shall be made by way of unanimous consent of the members present at the relevant meeting.

Without prejudice to the generality of the foregoing, the Machines Operation Committee shall be in charge of the following functions and/or decisions making :

(a)     the determination of annual budget for the Marketing Fund for the first 12 months from the Commercial Commencement Date (as defined in Clause 14 below), the annual budget for the Marketing Fund for the remaining term of this Agreement and the amount of the Marketing Fund which may be reasonably incurred and the timing of contributions thereto by the parties; the consideration, and if applicable, approval of any proposed Marketing Plan (as defined in Clause 1.5 above); if deemed necessary by the Machines Operation Committee, the determination of other rates of cost of providing those items or services by the VENUE OWNER as mentioned in Clauses 1.4 (a) and (b) above or the rate of costs of providing any item or service not mentioned in Schedule B; and the determination of such other number of Floor Staffs as may be reasonably required for operation of the electronic gaming machine business at the Prescribed Gaming Hall as mentioned in Clause 1.6 above;

(b)     the determination of any reasonably necessary alteration, amendment, modification or addition to the Machines; and the determination of the pay-out percentage and/or gaming client winning of any particular Machine (and any subsequent change thereof), provided that the consent of any member of the Machines Operation Committee shall not be unreasonably withheld if the proposed relevant pay-out percentage and/or gaming client winning is set in accordance with the then prevailing pay-out policy of the VENUE OWNER for NagaWorld and not outside the range of 85% to 98% (inclusive of jackpot but exclusive of loyalty reinvestment);

(c)     the determination of the lay-out plan of the Prescribed Gaming Hall and the location for the Machines to be placed (and any subsequent change thereof). Once the Machines have been installed according to the approved lay-out plan and location, no Machine shall be moved by either the VENUE OWNER or ELIXIR (or any of their respective employees or agents) away from the relevant designated location unless consents from both the VENUE OWNER and ELIXIR are obtained and if the proposed removal of the Machines is due to the fact that the location of any of the Machines affects the business of Prescribed Gaming Hall and under such circumstance, the consent should not be unreasonably withheld by both parties;

(d)     the determination of the initial roll-out number of the Machines and the machines-mix thereof; and any subsequent increase or decrease in the number of Machines at the Prescribed Gaming Hall (provided that any additional electronic gaming machines so added to the Prescribed Gaming Hall pursuant to the decision of the Machines Operation Committee shall form part of the Machines and be governed by this Agreement); any change in gaming machines-mix at the Prescribed Gaming Hall and/or any necessary change of games of the Machines provided that when considering whether or not the necessary change of games is required, the following factors shall be taken into account by the Machines Operation Committee :

(i) a change of game may only be required if the Monthly Gross Win (as defined in Clause 3.1 below) of a particular Machine for a period of three consecutive months falls below 30% of the total floor average gross win of Machines at the Prescribed Gaming Hall for that period; and

(ii) notwithstanding the circumstance mentioned in sub-clause (i) above, there shall not be any change of game for the relevant

Machine in issue if the Monthly Gross Win generated by that particular Machine has attained a satisfactory performance level as determined by the Machines Operation Committee.

ELIXIR shall perform the relevant game change within 45 days from the date of relevant determination by the Machines Operation Committee.

1.9                   Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, all the cage control and financial management functions in relation to the Machines at the Prescribed Gaming Hall shall be responsible by the VENUE OWNER at its sole costs.

2.             DELIVERY, TAXES AND ACCEPTANCE

2.1           ELIXIR shall be responsible for arranging for the transportation (including but not limited to the selection of the common carrier) of the Machines, the related equipment and systems and/or spare parts and/or devices, and insurance during transit, from their relevant places of origin/ manufacturing bases to the Prescribed Gaming Hall.  All costs and expenses incurred in relation to such transportation and insurance shall solely be borne by ELIXIR.

2.2           It is agreed by the parties that :

(a)   ELIXIR will bear all taxes and duties under the applicable jurisdictions of the relevant places of origin/ manufacturing bases for the export of the Machines, the related equipment and systems and/or spare parts that supplied by it hereunder and ELIXR will bear all taxes and duties that relate to the import (into Cambodia) of the Machines, the related equipment and systems and/or spare parts.

(b)   the VENUE OWNER will bear the monthly gaming taxes in connection with all the gaming operations at NagaWorld (which cover the electronic gaming machine business operation at the Prescribed Gaming Hall); and

(c)   each party hereto shall bear its own profit or corporate income tax and/or (if applicable) any value added tax and/or any withholding tax on wages, interest and dividends payable by that party.

2.3           Since ELIXIR owns the legal title to the Machines and, the installation of the Machines and the related equipment and systems at the Prescribed Gaming Hall is the sole responsibility of ELIXIR. ELIXIR shall be responsible for any defects and subsequent repair of the Machines, the relevant related equipment and systems or any part or devices thereof supplied by it, the VENUE OWNER shall duly accept the Machines and the related equipment and systems in good faith.

3.             CONSIDERATION

3.1           In consideration of this Agreement and the respective undertakings and obligations of each party hereto, each party shall be entitled to share the Monthly Gross Win (as defined below) generated by all Machines in the Prescribed Gaming Hall according to the following ratio:

(i)            ELIXIR shall be entitled to Twenty five percent (25%)of the Monthly Gross Win; and

(ii)           the VENUE OWNER shall be entitled to Seventy five percent (75%) of the Monthly Gross Win.

For the purpose of this Agreement,

“Monthly Gross Win” of the Machines at the Prescribed Gaming Hall represents all amounts played in/ wagered on all the Machines at the Prescribed Gaming Hall during a calendar month reduced by both (i) the winnings (including but not limited to jackpot, if applicable) paid out and (ii) if applicable, all amounts deposited into the Machines at the Prescribed Gaming Hall to ensure there are a sufficient number of coins to pay out the winnings, during the same month.

3.2           The VENUE OWNER and ELIXIR agree that all collections and counting of monies from the drops of the Machines shall be performed in the presence of ELIXIR’s personnel and ELIXIR’s personnel shall present to the Prescribed Gaming Hall to attend to the collection and counting of monies. The relevant portion of the Monthly Gross Win payable to ELIXIR shall be computed by the VENUE OWNER at the end of every calendar month, and distribution of which shall be made on or before the fifteenth (15th) day of the following calendar month. Save in case of manifest error and subject to Clause 3.3 below, the win/loss report prepared by the VENUE OWNER shall be the sole basis of computing the Monthly Gross Win and the amounts payable to ELIXIR.

3.3           ELIXIR shall have full audit rights (at its sole costs) regarding the performance of the Machines for the purpose of verifying the amount for distribution in the Monthly Gross Win and the VENUE OWNER shall provide all reasonably necessary information that relates to the performance of the Machines (including but not limited to the relevant books and records) upon reasonable request by ELIXIR for performing such audit. The VENUE OWNER also agrees that it will provide all reasonable assistance, information and access thereto (including but not limited to allowing ELIXIR and any persons nominated by ELIXIR to enter into the Prescribed Gaming Hall at any reasonable time with prior appointment) to ELIXIR for its performance of such audit.

3.4           All overdue payment from either party under this Agreement shall bear interest at an annual rate of 18% per annum from the date when such payment become due up to the actual date of payment.

3.5           The VENUE OWNER agrees that all distributions of Monthly Gross Win to ELIXIR will be made in the currency collected from the Machines at the Prescribed Gaming Hall.

4.             OWNERSHIP AND TITLE

4.1           The Machines and all related equipment and systems, spare parts, components used therein or thereof supplied by ELIXIR hereunder are and shall remain personal property of ELIXIR notwithstanding that the Machines and all related equipment and systems, spare parts, components used therein or thereof or any part of it may now or hereafter be affixed to NagaWorld and/or the Prescribed Gaming Hall during the term of this Agreement.

4.2           Ownership and title to each item of the Machines and all related equipment and systems, spare parts, components used therein or thereof supplied by ELIXIR hereunder shall remain with ELIXIR at all times and the VENUE OWNER shall have no right, title or interest therein except as expressly set forth in this Agreement.

4.3           During the term of this Agreement and thereafter until ELIXIR has repossessed the Machines, ELIXIR shall procure each piece of the Machines to bear identification showing its inventory and/or serial number, and the fact of ELIXIR’s ownership, which identification shall not be altered, defaced, covered or removed by the VENUE OWNER.

4.4           The VENUE OWNER acknowledges and agrees that any and all of the Intellectual Property Rights (as defined in Clause 1.5 above) used or embodied in or in connection with and all text, audio, video, still images, data (including but not limited to the patrons/players data base) and information collected by or stored in the Machines, and/or the related equipment and systems supplied by ELIXIR hereunder shall at all times remain the property of ELIXIR or, as the case may be, the relevant manufacturers and/or developers of the Machines and/or the related equipment and systems.

5.             REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1           Each party hereby represents and warrants to the other party that:

(a)           It has the corporate and legal power or authority to enter into this Agreement and to deliver and perform its obligations hereunder according to the terms of this Agreement, and that it has taken all necessary corporate and legal or other actions to authorize its entry into and performance of this Agreement;

(b)           This Agreement constitutes legal, valid and binding obligation, enforceable in accordance with its terms and conditions;

(c)           The execution and/or performance of this Agreement does not and will not contravene any provision of its Articles of Association and Bye-Laws or any other equivalent constitutional documents, does not and will not violate any applicable laws or regulations of the jurisdiction of its incorporation or organization, and does not and will not conflict with or result in a breach of any contract, agreement or other obligation to which it may be bound; and

(d)           All consents, approvals, licenses, permits, authorizations, declarations, filings and registrations necessary for the due execution, delivery, and performance of this Agreement have been obtained or effected, and all such consents, approvals, licenses, permits, authorizations, declarations, filings and registrations remain in full force and effect during the term of this Agreement.

5.2           Without prejudice to the generality of foregoing provisions in Clause 4 above, during the term of this Agreement and thereafter until ELIXIR has repossessed the Machines :

(a)   the VENUE OWNER undertakes that it will take all reasonable care and security control of the Prescribed Gaming Hall and ELIXIR undertakes that the Machines shall be kept in good and serviceable condition (reasonable fair wear and tear and deficiency, defect or break down arising from normal usage excepted) and since ELIXIR has the legal title to the Machines, ELIXIR shall insure the Machines against loss of or damage to the Machines howsoever caused (including those loss or damage caused by the negligence of ELIXIR’s staff or agent);

(b)   the VENUE OWNER represents that the business in the Prescribed Gaming Hall has obtained all necessary governmental or third party’s permissions, licences (including but not limited to relevant gaming license), permits, approvals and consents and undertakes to use its best endeavours to keep such permission, licences, permits, approvals and consents effective throughout the term of this Agreement and each party undertakes to the other that it will comply with all applicable laws in relation to the operation of the Machines at the Prescribed Gaming Hall;

(c)   each of the VENUE OWNER and ELIXIR undertakes to each other that it will not and will procure their respective employees or agents not to, make or cause or permit to be made any alteration, amendment, modification or addition to the Machines, or any part or component (except maintaining and/or repairing of the Machines as set out in sub-clause (d) of this Clause 5.2) thereof without the approval of the Machines Operation Committee and that any such alteration or modification, if approved by the Machines Operation Committee, of whatsoever kind shall belong to and become the property of ELIXIR and form part of the Machines;

(d)   the VENUE OWNER undertakes that it will not and will procure its employees or agents not to, carry out any repair and/or maintenance works to the Machines by itself unless such repair and/or maintenance works are performed by ELIXIR’s technician; or (ii) with the presence of/ under the instructions of ELIXIR’s technician;

(e)   the VENUE OWNER undertakes that it will permit ELIXIR and any technical persons nominated by ELIXIR to enter into the Prescribed Gaming Hall at any time so as to inspect and/or repair the Machines, if necessary and to enable ELIXIR and its authorised personnel to perform its obligations or exercise its rights hereunder (including but not limited to the carrying out of the relevant audit pursuant to Clause 1.5(a)(iii) and/or Clause 3.3 and the overseeing of the collections and counting of monies from the drops of the Machines pursuant to Clause 3.2 );

(f)    each of the VENUE OWNER and ELIXIR undertakes to the other that it will not use or permit the Machines to be used in contravention of any statutory provision or regulation or in any way contrary to law or for any purpose for which the Machines are not designed or reasonably suitable;

(g)   ELIXIR undertakes that, unless with the prior approval of the VENUE OWNER it will not sell or offer for sale, assign, mortgage, pledge, create any charge, lien or encumbrances, sub-let or lend out the Machines or in any way part with the Machines or any interest therein;

(h)   the VENUE OWNER and ELIXIR undertakes to each other that it will punctually pay, if applicable, their respective own license fees, service charges, taxes, levies and other outgoings or payments for the carrying on the gaming machine business in the Prescribed Gaming Hall . For the avoidance of doubt, the VENUE OWNER shall be solely responsible for paying (if applicable) electricity, gas, water and other utilities charges, property tax and related duties in respect of NagaWorld and more particularly, the Prescribed Gaming Hall;

(i)    the VENUE OWNER undertakes that it will not and will procure its employees or agents not to, move the Machines or any part thereof from the Prescribed Gaming Hall to other location without ELIXIR’s prior consent in writing; and

(j)    ELIXIR warrants that all the Machines used for the operation in the Prescribed Gaming Hall have been fully paid for and the Machines are not subject to any charge, lien or encumbrances, foreclosure or any court proceedings, any litigation or claims by any third party.

5.3       Each of the VENUE OWNER and ELIXIR hereby warrants that it shall indemnify, defend and save harmless from the other, from and against all claims, lawsuits, losses, damages and expenses arising out of or resulting from any breach or inaccuracy of its relevant representations, warranties or undertakings set out in this Agreement.

6.             GUARANTEE

6.1           In consideration of the VENUE OWNER agreeing to enter into this Agreement, the Guarantor hereby guarantees to the VENUE OWNER and its permitted successors, transferees and assigns the due and punctual performance and observance by ELIXIR of all its obligations under this Agreement or arising from any termination of this Agreement and if the ELIXIR defaults in payment of any sum when due or any amount payable to the VENUE OWNER under this Agreement or arising from its termination, the Guarantor shall immediately on demand by the VENUE OWNER, unconditionally pay that amount to the VENUE OWNER as if it was ELIXIR and, without prejudice to the foregoing, as an independent and primary obligation of the Guarantor. The Guarantor unconditionally and irrevocably agrees to indemnify and keep indemnified the VENUE OWNER from and against all losses, damages, costs, claims, liabilities, demands and expenses of whatsoever nature which it may suffer or incur arising from the failure of ELIXIR to comply with any of its obligations, or discharge any of its liabilities under this Agreement or through any of the guaranteed obligations becoming unenforceable, invalid, or illegal (on any grounds whether known to them or to ELIXIR or not).

6.2           If any of the obligations of ELIXIR that are the subject of the guarantee contained in this Clause 6 (such guarantee being hereinafter referred to as “the Guarantee”) cease to be valid or enforceable (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the relevant party or irregular exercise thereof or any lack of authority on the part of any person purporting to act on behalf of the relevant party or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of, or the liquidation receivership or insolvency of the relevant party), the Guarantor shall nevertheless be liable to the VENUE OWNER in respect of the purported obligation or liability as if the same were fully valid and enforceable and the Guarantor was the principal obligors in respect thereof.

6.3           The liabilities of the Guarantor under the Guarantee shall not be discharged or affected in any way by:-

(a)           the VENUE OWNER compounding or entering into any compromise, settlement or arrangement with ELIXIR or any other person; or

(b)           any variation, extension, increase, renewal, determination, release or replacement of this Agreement whether or not made with the consent or knowledge of the Guarantor; or

(c)           the VENUE OWNER granting any time, indulgence, concession, relief, discharge or release to ELIXIR or any other person realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying to taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against ELIXIR or any other person; or

(d)           any other matter or thing which, but for this provision, might exonerate or affect the liabilities of the Guarantor.

6.4           The VENUE OWNER shall not be obliged to take any steps to enforce any rights or remedy against ELIXIR before enforcing the Guarantor.  The Guarantee is in addition to any other security or right now or hereafter available to ELIXIR.

7.             INSURANCE

7.1       The VENUE OWNER shall, at its own expenses, insure the property (other than the Machines and the related equipment and systems supplied by ELIXIR) and the premises within the Prescribed Gaming Hall with any insurance companies as it deems proper against all loss or damage to them that may be occurred.

7.2       ELIXIR shall, at its own expense, insure the Machines and the related equipment and systems supplied by ELIXIR (including insurance for those loss or damage caused by the negligence of ELIXIR’s staff or agent) with any insurance companies as it deems proper against all loss or damage to them that may be occurred after the same being delivered onto the Prescribed Gaming Hall.

7.3       When ELIXIR takes out such insurance policy as mentioned in Clause 7.2 above, the VENUE OWNER shall upon written request by ELIXIR at any time to allow the personnel(s) of such insurance company to enter into the Prescribed Gaming Hall at reasonable time with prior appointment to inspect, examine and take stock of the relevant Machines and the related equipment and systems supplied by and belongs to ELIXIR.

7.4           When ELIXIR takes out such insurance policy as mentioned in Clause 7.2 above, ELIXIR shall provide a copy of the terms and conditions of the relevant insurance policy to the VENUE OWNER. Subject to the provision of copy of such terms and conditions (or a summary thereof), the VENUE OWNER and ELIXIR undertakes and agrees to the other that it will not use or allow the Machines and the related equipment and systems provided by ELIXIR to be used for any purpose not permitted by the terms and conditions of any policy of insurance for the time being relating to the Machines and such related equipment and systems and the VENUE OWNER and ELIXIR shall not do or allow to be done any act or thing whereby such insurance may be invalidated.

7.5           In the event of any loss of or damage to all or any part of the Machines and the related equipment and systems and ELIXIR initiates claims against any insurance company, the technical personnel of ELIXIR shall give immediate notice to VENUE OWNER and upon reasonable request by ELIXIR, the VENUE OWNER shall provide such reasonable assistance to ELIXIR in relation to the making of any appropriate claim or claims under the said insurance policy.

7.6           In the event of any loss of or damage to any property or premises at the Prescribed Gaming Hall and the VENUE OWNER initiates claims against any insurance company, the VENUE OWNER shall give immediate notice to ELIXIR and upon reasonable request by the VENUE OWNER, ELIXIR shall provide such reasonable assistance to the VENUE OWNER in relation to the making of any appropriate claim or claims under the relevant insurance policy.

8.             MODIFICATIONS

8.1           No modifications or amendments of this Agreement shall be valid unless the same is made in writing and signed by the authorized signatories of both VENUE OWNER and ELIXIR to signify mutual agreement.

8.2           No waiver of any provision of this Agreement shall be valid unless made in writing and signed by the authorized signatory of the party against whom it is sought to be enforced.

8.3           The failure of a party at any time to insist upon strict performance of any condition, promise, agreement, or understanding as set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or other condition, promise, agreement, or understanding at a future time.

8.4           Nothing herein shall be construed as to create a relationship of partnership, joint venture, or agency between the parties hereto and no agent, employee or contractor of either the parties herein shall be deemed to be the agent, employee or contractor of the other.

9.             TERMINATION AND RETURN OF MACHINES

9.1           Prior to the expiration of the term of this Agreement, either ELIXIR or the VENUE OWNER may terminate this Agreement :-

(a)   by immediate written notice to the other party (the “Defaulting Party”) if the Defaulting Party is in material breach of any terms of this Agreement and, where the breach is capable of remedy, the Defaulting Party has failed to remedy the breach within 15 days of the date of a written notice from the non-defaulting party is served to the Defaulting Party specifying the breach and requiring its remedy; or

(b)   by immediate written notice to the Defaulting Party if the Defaulting Party goes into liquidation (whether compulsory or voluntary except for the purpose of a bona fide reconstruction or amalgamation) or bankruptcy or it shall become insolvent or enter into any composition or scheme of arrangement with its creditors; or

(c)   by immediate written notice to the Defaulting Party if the Defaulting Party is found to be violating any provision of any Anti-Money Laundering Law (if applicable) or any applicable law of the jurisdiction in which the Prescribed Gaming Hall is located or any law of the jurisdiction in which the Defaulting Party is incorporated, in relation to this Agreement and the transactions contemplated hereunder ; or

(d)   if the parties fail to reach an agreement after the good faith negotiations in accordance with Clause 16 below; or

(e)   pursuant to Clause 19  below.

9.2           In addition to Clause 9.1 above, either the VENUE OWNER or ELIXIR may terminate this Agreement by written notice to the other upon receipt of directives from the Cambodian Government including revocation of the gaming license to operate gaming and slot business at NagaWorld and more particularly, the Prescribed Gaming Hall.

9.3           For the avoidance of doubt but without modifying or limiting the respective parties’ rights under Clause 9.2 above, neither party shall use any regulatory issues/ governmental requirement as a subterfuge to improperly terminate this Agreement.  In case the termination is due to Clause 9.2, and if within a period of 12 months after the said termination, the Government’s instruction or policies leading to the termination were subsequently lifted or, as the case may be, the gaming license to operate gaming and slot business at the Prescribed Gaming Hall, were subsequently re-granted to the VENUE OWNER, the VENUE OWNER hereby agrees to give a first right of refusal to

ELIXIR for entering into a slot machine leasing arrangement on at least the same terms of this Agreement. This provision shall survive until 12 months from the date of termination of this Agreement.

9.4           Upon the expiration or termination of this Agreement :

(a)   ELIXIR shall be entitled to remove the Machines and any related equipment and systems, spare parts or components used therein or thereof;

(b)   the VENUE OWNER shall authorise ELIXIR and its personnel to enter into NagaWorld and more particularly, the Prescribed Gaming Hall at reasonable time with prior appointment, to remove and regain possession of the Machines and any related equipment and systems, spare parts or components used therein or thereof supplied by ELIXIR hereunder and all costs related to such removal and transportation (including but not limited to the cost of insurance during transit) of the Machines and any related equipment and systems, spare parts or components used therein or thereof supplied by ELIXIR hereunder from the Prescribed Gaming Hall to the properties belonging to ELIXIR (whether within or outside Cambodia) shall be borne by ELIXIR;

(c)   on best endeavour basis, the VENUE OWNER shall, upon the request by ELIXIR, provide all necessary assistance in relation to the clearing of all applicable custom procedures for the purpose of re-exporting from Cambodia the Machines and all related equipment and systems, spare parts or components supplied by ELIXIR; and

(d)   if after deducting all relevant payments, costs and/or expenses incurred on before the termination of this Agreement in accordance with the terms of this Agreement and there is any credit balance in the Marketing Fund, the same shall, as soon as reasonably practicable, be returned to the respective parties according to their respective contribution proportions, namely 25% thereof to ELIXIR and 75% to the VENUE OWNER.

9.5           Any termination or expiration of this Agreement shall be without prejudice to any rights or liabilities of any party to sue or claim damages against the other party accrued in respect of any breach of any other party of any of its obligations (including any outstanding financial commitments) as provided under this Agreement.

9.6           [Subject to Clause 9.5 above and to the extent permitted by applicable law, neither party will be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income.]

9.7           Any terms or conditions of this Agreement which are capable of having effect after the termination or expiration of this Agreement shall remain in full force and effect following the termination or expiration of this Agreement.

10           OTHER TERMS

10.1         Nothing in this Agreement or in any transaction effected under this Agreement shall constitute either party or any of its employees or authorized personnel an agent of the other party with respect to any matter whatsoever or in relation to any person. Nothing in this Agreement or in any transaction effected under this Agreement shall constitute the VENUE OWNER having any business or partnership relationship with ELIXIR other than such business relationship as contemplated under this Agreement. For clarity, the parties herby agree that the VENUE OWNER has no other financial interest or any other interest in ELIXIR or its business other than as specified in this Agreement. The VENUE OWNER has no part at all to play in the promotion, management and operation of any aspect of ELIXIR’s other business in Cambodia. Neither party shall not make any representation or warranty to any person on behalf of the other party and shall not act or purport to act on behalf of the other party in relation to any matter or transaction except as specifically authorized (if any) under this Agreement or with the prior written consent of the other party.

10.2      All the employees of the VENUE OWNER and ELIXIR shall reasonably obey and comply with the “Rules & Regulations” of NagaWorld which means the rules and regulations of NagaWorld as amended, supplemented or otherwise modified from time to time, including but not confined to the House Rules, anti-money laundering policies and procedures, Internal Control Rules and other rules as may be subsisting or introduced by the VENUE OWNER from time to time and generally apply to the entire NagaWorld.

11.          ASSIGNMENT

Neither party shall be allowed to assign any of its interest or obligations under this Agreement to any other person or entity without the express written consent of the other parties.

12.          BINDING EFFECT

All terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the parties and subject to Clause 11 above, their permitted successors and assigns.

13.          GOVERNING LAW

This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with and shall be governed by the laws of Hong Kong and the parties hereby submit to the exclusive jurisdiction of the courts of Hong Kong.

14.          TERM AND EFFECTIVITY

Subject to any earlier termination in accordance with Clause 9 above, this Agreement shall be valid for a period of Five (5) years beginning from the actual day of launching of the live commercial operation of the Machines at the Prescribed Gaming Hall provided that such day shall not be later than 21 days (or such longer period as may be approved by ELIXIR in writing) after the Machines have been installed at the Prescribed Gaming Hall (the “Commercial Commencement Date”).  The VENUE OWNER agrees that it will by written notice confirm and inform ELIXIR of the Commercial Commencement Date.

15.          SETTLEMENT OF DISPUTES

15.1             If a dispute or difference shall arise between the parties as to the interpretation of this Agreement or as to any matter or thing of whatsoever nature arising under or in connection with this Agreement, then the disputing party shall notify the other party in writing (“Notice of Dispute”). Upon receipt of the Notice of Dispute, the parties hereto shall be given 30 days to resolve the dispute and authorised representative of the relevant parties shall meet and try in good faith to resolve the dispute.

15.2             If the dispute is not resolved within 30 days from the date of the Notice of Dispute (or such other extended period as may be mutually agreed by the parties) then the parties may refer the dispute for litigation and submit to the exclusive jurisdiction of the courts of Hong Kong.

16.          RENEGOTIATION

In the event that any fact and circumstance which may arise or be discovered which render this Agreement void under the applicable requirements or instructions of the relevant government authorities, the parties hereto agree to immediately renegotiate in good faith with a view to revising its terms and conditions for compliance with such requirements or instructions from the relevant government authorities and in case the parties fail to reach a compromise within 90 days from the commencement date of such negotiation or such period as may be mutually agreed by the parties or prescribed by the applicable government authorities, then either party may terminate this Agreement by giving to the other party 14 days written notice at any time after the expiration of the said negotiation period.

17.          NOTICES AND COMMUNICATIONS

Any notice or other communications required or contemplated by this Agreement shall be given in the English language by personal delivery or sent by a registered mail letter, by facsimile or email at the following respective addresses (or such other address as may be specified by either party to the other by written notice):

If to ELIXIR :

Address : Units 2B & 3A, 29/F., The Centrium, 60 Wyndham Street, Central, Hong Kong

Fax number : (852)-2147 3230

Contact Persons : Tony Lam and Edmond Choi

Email Addresses : tonylam@elixirgaming.com and edmondchoi@elixirgaming.com

If to the Guarantor :

Address : Units 2B & 3A, 29/F., The Centrium, 60 Wyndham Street, Central, Hong Kong

Fax number : (852)-2147 3230

Contact Persons : Tony Lam and Edmond Choi

Email Addresses : tonylam@elixirgaming.com and edmondchoi@elixirgaming.com and

If to the VENUE OWNER:

Any notice delivered or sent in accordance with this clause will be deemed to have been given and received:

(a)   if delivered by hand, upon receipt;

(b)   if posted within Hong Kong, 3 days after posting or if posted overseas, 7 days after posting;

(c)   if sent by facsimile transmission, upon confirmation of correct transmission of the facsimile and

(d)   if sent by email, the said email has to be sent to at least two contact persons of the receiving party and 24 hours after sending.

18.          MISCELLANEOUS

18.1         This Agreement and its annexure are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior representations, agreements, communications, and understandings (both written and oral and expressed or implied) regarding such subject matter (which includes, but not limited to the former agreement).

18.2         If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

18.3         All headings to clauses herein are inserted for convenience only and shall not be interpreted or affect the construction of this Agreement. Words importing the singular number shall include the plural and vice versa and a gender shall include all genders and the neuter. The Recitals and Schedules attached hereto form part of this Agreement.

18.4         Unless required by law, regulation or gaming authority or the requirement of any stock exchange, each party agrees that it will not, issue any news release, public announcement, or advertisement relating to this Agreement or its subject matter, nor will it otherwise publicise this Agreement or its subject matter, without first obtaining the written approval of other party.

19.          FORCE MAJEURE

Force Majerure shall include events beyond any party’s control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions. In case of any force majeure event leading to a closure of business of NagaWorld or more particularly, the Prescribed Gaming Hall, or suspension of operation of a majority number of the Machines for more than 60 (sixty) consecutive days, either party shall be entitled to terminate this Agreement by immediate written notice to the other party.

20.          CONFIDENTIALITY

20.1         Each party (the “Receiving Party”) acknowledges that it may become acquainted with the confidential or proprietary data or information in connection with this Agreement of the other party (the “Disclosing Party”). For the purposes of this clause, confidential information shall include all the information provided to the Receiving Party or which may become known to the Receiving Party as a direct or indirect result of the performance by this Agreement, or otherwise in connection with this Agreement. The Disclosing Party’s confidential information shall include, without limitation, all the information that (i) by its nature would reasonably be considered of a confidential nature or due to the context in which the information was disclosed should have been reasonably known by the Receiving Party to be confidential or (ii) is identified as such by appropriate markings thereon or otherwise identified as confidential or proprietary at the time of disclosure (collectively, “Confidential Information”).

20.2         Subject to law, regulation or gaming authority or the requirement of any stock exchange, the Receiving Party agrees to hold the Disclosing Party’s Confidential Information in confidence, to use same only if required for the performance of its obligations under this Agreement and to refrain from disclosing same to any third parties or to its own employees other than those (i) who reasonably need to know the same for the performance of this Agreement, (ii) who have been informed by the Receiving Party of the confidential nature of the information and (iii) who are bound by written confidentiality agreements with terms and conditions at least as stringent as the terms in this Agreement. The Receiving Party shall be liable for any use of such information by its employees or representatives in breach of this Agreement.

20.3         The Receiving Party agrees to use the same degree of care to protect the Disclosing Party’s Confidential Information as it would with respect to its own information of like importance which it does not desire to have published or disseminated, but in any event no less than reasonable care. If the Receiving Party faces legal action or is subject to legal proceedings requiring disclosure of the Disclosing Party’s Confidential Information, then, before disclosing any such Confidential Information, the Receiving Party will promptly notify the Disclosing Party and, upon the Disclosing Party’s request, cooperate with the Disclosing Party in contesting such request. This Clause shall remain in effect for a period of one (1) year after any termination of this Agreement; provided, however, that if any such Confidential Information is reasonably defined by the Disclosing Party as a trade secret, this Clause shall remain in effect for so long beyond that period as such Confidential Information continues to be a trade secret. All Confidential Information of the Disclosing Party shall remain the property of the Disclosing Party and shall be returned to it at its request.

IN WITNESS WHEREOF, the parties hereof caused this Agreement to be executed on the date first above written.

SIGNED by	)
)
for and on behalf of ELIXIR	)
GAMING TECHNOLOGIES	)
(HONG KONG) LIMITED	)
)

EXECUTED as a DEED by ELIXIR	)
GAMING TECHNOLOGIES, INC.	)
)
in the presence of :-)		Authorised Signatory

SIGNED by	)
)
for and on behalf of	)
NAGAWORLD LIMITED	)
in the presence of :-)
Authorised Signatory

Schedule A

Address and location of the Prescribed Gaming Hall

The prescribed gaming hall within NagaWorld, the Hotel Casino complex of the VENUE OWNER located at the south of Samdech Hun Sen’s Park and the east of the Ministry of Cult and Religion Land, Phnom Penh, the Kingdom of Cambodia. For the avoidance of doubt, the Prescribed Gaming Hall comprises certain designated areas within Nagaworld agreed by the parties hereto and more particularly identified as the areas highlighted in Yellow in the floor plan of Nagaworld attached hereto.

Schedule B

List of Food and Beverages and other services to be provided by the VENUE OWNER and the Charging Rate thereof

(A)          List of drinks free of charge

(i)            Water

(ii)           English Tea

(iii)          Chinese Tea

(B)          List of services and products to be charged at the rate of 60% of the Standard Commercial Rate as set out in the Menu or in accordance with the Practice of NagaWorld

(i)            spa

(ii)           night club facilities service

(iii)          karaoke

(iv)          hotel room

(v)           hotel facilities

(vi)          transportation

(vii)         food and beverage other than those items as set out in (A) above

Save as set out above and subject to the agreement by the Machines Operation Committee, all other products and/or services provided by the VENUE OWNER shall be charged at the standard commercial rate.